UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 12, 2011

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On May 12, 2011, Crimson Exploration Inc. issued a press release announcing operational and financial results for the first quarter ended March 31, 2011.  The press release is included in this report as Exhibit 99.1.

As provided in General Instruction B.2. of Form 8-K, the information in this Item 2.02 (including the press release attached as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated May 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	May 12, 2011	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated May 12, 2011

EXHIBIT 99.1
Crimson Exploration Announces First Quarter 2011 Financial Results, Borrowing Base Increase, and Provides an Operational Update
HOUSTON, May 12, 2011 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the first quarter of 2011.

Highlights

•  Increased average quarterly production to 47.7 Mmcfepd, a 51% increase over first quarter 2010

•  Increased daily oil and liquids production to 2,354 barrels, a 66% increase over the prior year quarter

•  Increase in oil and liquids production to 30% of total, up from 27% in prior year quarter

•  EBITDAX of $18.1 million for the quarter, a 43% increase over first quarter 2010

•  Increased borrowing base to $100 million, a 13% increase

•  Successfully completed the Kodiak #1 (70.0% WI) and Blue #1 (70.7% WI) at a combined gross restricted rate of 17.2 Mmcfepd

Summary Financial Results

The Company reported a net loss of $8.5 million, or ($0.19) per basic share (($0.19) per diluted share), for the first quarter of 2011 compared to net income of $0.2 million, or $0.01 per basic share ($0.01 per diluted share), for the first quarter of 2010.  Non-cash items impacting the first quarter of 2011 were an unrealized pre-tax loss of $4.2 million related to the mark-to-market valuation requirement on our commodity price and interest rate hedges and a $5.4 million leasehold impairment charge. In the first quarter of 2010, we recognized an unrealized pre-tax gain of $5.4 million related to the mark-to-market requirement on our commodity price and interest rate hedges.  Exclusive of these special items, net loss for the first quarter of 2011 would have been $2.3 million, compared to a net loss of $1.8 million in 2010.

Revenues for the first quarter of 2011 were $27.8 million compared to revenue of $22.6 million in the prior year quarter, an increase resulting from higher production, offset, in part, by lower realized commodity prices.

Production for the first quarter of 2011 was approximately 4.3 Bcfe, or 47,700 Mcfe per day, compared to production of approximately 2.8 Bcfe, or 31,600 Mcfe per day, in the first quarter of 2010, representing a 51% increase period over period, and an 11% increase over fourth quarter 2010 production.  First quarter production exceeded our previous projection of 42,000 – 44,000 Mcfe per day primarily due to success in our 2010/2011 drilling and workover programs, an accelerated completion schedule and better than expected well performance.  Additionally, recent drilling success in Liberty County and the Eagle Ford Shale has resulted in crude oil and natural gas liquids production increasing to 2,354 barrels per day, up 66% or 937 barrels per day, since the first quarter of 2010.

The weighted average sales price in the first quarter 2011 (before the effects of realized gains/losses on our commodity price hedges) was $6.01 per Mcfe compared to a weighted average sales price of $6.50 per Mcfe for the 2010 quarter.  The weighted average realized price in the 2011 quarter (including the effects of realized gains/losses on our commodity price hedges) was $6.44 per Mcfe compared to a weighted average realized price of $7.90 per Mcfe for the 2010 quarter.

Lease operating expenses for the first quarter of 2011 were $4.0 million, or $0.94 per Mcfe, compared to $3.9 million, or $1.37 per Mcfe, in the first quarter of 2010.  Lease operating expenses increased slightly as a result of new wells and fields that commenced production in the second half of 2010 and in 2011.

Production and ad valorem taxes for the first quarter 2011 were $1.9 million, or $0.44 per Mcfe, compared to $1.7 million, or $0.60 per Mcfe, in the prior year quarter due to higher revenues.  On a per Mcfe produced basis, production and ad valorem taxes decreased as a result of slightly lower prices and severance tax exemptions related to our East Texas properties.

Depreciation, Depletion and Amortization (“DD&A”) expenses for the first quarter of 2011 were $13.5 million, or $3.14 per Mcfe, compared to $10.4 million, or $3.66 per Mcfe, for the first quarter of 2010, an increase resulting from higher production, offset in part by the lower DD&A rate resulting from higher proved reserves.

General and administrative expenses in the first quarter of 2011 were $4.3 million, or $1.01 per Mcfe, compared to $4.9 million, or $1.73 per Mcfe, in the prior year quarter due to lower legal and other professional fees. Cash general and administrative expenses for the first quarter of 2011, exclusive of non-cash stock option expense recognized pursuant to SFAS 123R, were $3.8 million, or $0.89 per Mcfe, compared to $4.4 million, or $1.55 per Mcfe, for the first quarter 2010.

Capital expenditures for the first quarter of 2011 were $23.2 million consisting of approximately $6 million in Southeast Texas, $5 million in South Texas and $12 million in East Texas. For the remainder of 2011 Crimson will conduct limited activity in East Texas which will significantly reduce capital expenditures in this area and will focus primarily on oil and liquids rich projects in our South Texas Eagle Ford Play and active, proven areas.

Borrowing Base Redetermination

The borrowing base under our senior secured revolving credit facility (the “Senior Credit Agreement”) with Wells Fargo Bank, N.A., the agent, was redetermined by the bank group at $100 million effective May 1, 2011, an $11.25 million increase from the prior level of $88.75 million. This enhanced availability reflects the increase in our proved reserve base in 2010 through the success of our drilling program. The next borrowing base redetermination is scheduled for November 1, 2011. As of March 31, 2011, the Company had zero outstandings under its Senior Credit Agreement, and therefore, full availability.

Drilling Update

In East Texas, Crimson successfully completed the Kodiak #1 (70.0% WI), in its Bruin Prospect Area in San Augustine County, TX, at a gross restricted daily rate of 8.9 Mmcfepd on a 15/64th choke and 8,833 psi of flowing tubing pressure. The Kodiak was drilled to a total measured depth of 18,366 feet, including a 4,600 foot lateral in the Mid-Bossier Shale.  Also, in the Bruin Prospect Area, Crimson successfully completed the Blue #1 (70.7% WI), in the Haynesville Shale, which commenced production at a gross restricted daily rate of 8.3 Mmcfepd on a 14/64th choke and 9,100 psi of flowing tubing pressure. The Blue was drilled to a total measured depth of 18,500 feet, including an approximate 4,500 foot lateral. The successful completions of the Kodiak and Blue wells conclude Crimson’s East Texas operated drilling activity for 2011. As previously disclosed, until natural gas prices rebound Crimson will limit activity in East Texas to extending certain expiring leases, re-leasing certain areas or possible participation in well proposals initiated by other operators in its areas.

In the Eagle Ford Shale, the previously announced Littlepage McBride #1H (53.0% WI) well in Karnes County, TX averaged over 600 Bopd in its first 30 days of production and continues to produce at a rate of 535 Bopd.  Based on the success of this well, Crimson is preparing to commence drilling operations on two additional wells, the Littlepage McBride #2H (53.0% WI) and the Littlepage McBride #3H (53.0% WI), with drilling operations planned to begin in July and August, respectively. In southeastern Zavala County, TX, Crimson is currently drilling its first well, the KM Ranch #1H (50.0% WI) below 11,100 feet toward a total measured depth of 12,500 feet, including a 6,000 foot lateral. Crimson owns approximately 5,500 net acres in Zavala County and adjacent Dimmit County, a position that contains an estimated 147 drilling locations.

In Liberty County, TX, the Catherine Henderson B-4 (64.0% WI) was drilled to a total depth of 15,338 feet in the Lower Cook Mountain formation. The well encountered several pay zones in the well with the initial completion expected to begin in mid-May and initial production to follow shortly thereafter. Following the B-4, Crimson commenced drilling the Catherine Henderson A-10 (66.0% WI) and expects completion operations to begin mid-June. This well is currently drilling below 3,500 feet toward a total depth of 13,750 feet targeting the Cook Mountain formation.

In Adams County, Colorado, Crimson is finalizing plans to drill its first horizontal well targeting the Niobrara Shale by the end of the third quarter of 2011. Crimson owns approximately 10,000 net acres, held by production, in Weld and Adams Counties, CO, that contain an estimated 21 gross Niobrara locations throughout approximately 25% of the acreage position evaluated to date.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three month periods ending March 31, 2011 and 2010:

	Three Months Ended
	March 31,
	2011	2010	%
Total Volumes Sold:
Crude oil (barrels)	87,729	56,304	56%
Natural gas (Mcf)	3,018,348	2,080,168	45%
Natural gas liquids (barrels)	124,099	71,230	74%
Natural gas equivalents (Mcfe)	4,289,316	2,845,372	51%

Daily Sales Volumes:
Crude oil (barrels)	975	626	56%
Natural gas (Mcf)	33,537	23,113	45%
Natural gas liquids (barrels)	1,379	791	74%
Natural gas equivalents (Mcfe)	47,659	31,615	51%

Average sales prices (before hedging):
Oil	$94.50	$76.64	23%
Gas	3.98	5.24	-24%
NGLs	44.24	46.25	-4%
Mcfe	$6.01	$6.50	-8%

Average sales prices (after hedging):
Oil	$84.53	$83.77	1%
Gas	4.88	6.96	-30%
NGLs	44.17	46.25	-4%
Mcfe	$6.44	$7.90	-18%

Selected Costs ($ per Mcfe):
Lease operating expenses	$0.94	$1.37	-31%
Production and ad valorem taxes	$0.44	$0.60	-27%
Depreciation and depletion expense	$3.14	$3.66	-38%
General and administrative expense	$1.01	$1.73	-42%
Interest	$1.57	$1.88	-16%

Adjusted EBITDAX (1)	$18,074,514	$12,627,062	43%

Capital expenditures:
Leasehold acquisitions	$1,094,865	$1,545,371
Exploratory	4,736,870	552,820
Development	17,327,737	3,170,546
Other	5,416	2,283
	$23,164,888	$5,271,020

Weighted Average Shares Outstanding:
Basic	44,939,828	38,506,160
Diluted	44,939,828	38,653,645

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Accounts receivable	$15,430,451	$14,225,932
Current mark to market value of derivatives	4,118,511	6,836,366
Other current assets	380,456	168,766
Deferred tax asset (current and non-current)	13,603,167	9,010,118
Net property and equipment	384,416,840	380,046,432
Other non-current assets	1,838,128	2,399,212

TOTAL ASSETS	$419,787,553	$412,686,826

LIABILITIES AND STOCKHOLDERS' EQUITY
Current mark to market value of derivatives	$3,281,388	$3,043,078
Other current liabilities	61,649,045	44,326,994
Long-term debt, net of current portion	168,259,488	172,013,490
Non-current mark to market value of derivatives	1,275,640	—
Other non-current liabilities	9,894,234	9,772,293
Total stockholders’ equity	175,427,758	183,530,971

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$419,787,553	$412,686,826

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2011	2010

OPERATING REVENUES
Oil and gas sales	$27,622,019	$22,484,587
Operating overhead and other income	161,528	125,272
Total operating revenues	27,783,547	22,609,859

OPERATING EXPENSES
Lease operating expenses	4,030,578	3,882,851
Production and ad valorem taxes	1,880,206	1,702,864
Exploration expenses	91,614	495,837
Depreciation, depletion and amortization	13,480,929	10,423,552
Impairment and abandonment of proved properties	5,444,514	—
General and administrative	4,327,488	4,909,320
Total operating expenses	29,255,329	21,414,424

INCOME (LOSS) FROM OPERATIONS	(1,471,782)	1,195,435

OTHER INCOME (EXPENSE)
Interest expense	(6,734,828)	(5,357,276)
Other financing costs	(700,596)	(728,103)
Unrealized gain (loss) on derivative instruments	(4,231,805)	5,442,034
Total other income (expense)	(11,667,229)	(643,345)

INCOME (LOSS) BEFORE INCOME TAXES	(13,139,011)	552,090

INCOME TAX (EXPENSE) BENEFIT	4,593,049	(343,275)

NET INCOME (LOSS)	(8,545,962)	208,815

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under our Senior Credit Agreement and Second Lien Credit Agreement.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our Senior Credit Agreement and Second Lien Credit Agreement.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended
	March 31,
	2011	2010

Net income	$(8,545,962)	$208,815
Interest expense	6,734,828	5,357,276
Income tax (benefit) expense	(4,593,049)	343,275
Depreciation and amortization	13,480,929	10,423,552
Exploration expense	91,614	495,837
EBITDAX	7,168,360	16,828,755

Unrealized loss (gain) on derivative instruments	4,231,805	(5,442,034)
Non-cash equity-based compensation charges	529,239	512,238
Impairment and abandonment of proved properties	5,444,514	—
Amortization of deferred finance costs	700,596	728,103
Adjusted EBITDAX	$18,074,514	$12,627,062

Guidance for Second Quarter 2011

The Company is providing the following updated guidance for the second calendar quarter of 2011.  Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

Second quarter 2011 production	47,000 – 50,000 Mcfe per day

Lease operating expenses ($M)	$3,900 - $4,300

Production and ad valorem taxes	8% of actual prices

Cash G&A ($M)	$3,500 - $3,900

DD&A rate	$3.15 - $3.25 per Mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on May 12, 2011 at 9:30a.m. CDT.  Those interested in participating may do so by calling the following phone number: 1-888-215-6895, (International 913-643-4201) and entering the following participation code 7760980.  A replay of the call will be available from May 12, 2011 at 12:00 p.m. CDT through May 19, 2011 at 12:00 p.m. CDT by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 7760980.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States.  The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 6,700 net acres in the Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control.  Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2010, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
  E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.